Exhibit 10.11

COINBASE PRIME – AMENDED AND RESTATED EXCHANGE-TRADED PRODUCT (ETP) ETH STAKING ADDENDUM

This amended and restated addendum dated April 13, 2026 (the “ETH Staking Addendum”) to the Coinbase Custody Custodial Services Agreement attached as Exhibit A to that certain Third Amended and Restated Coinbase Prime Broker Agreement dated May 21, 2024 (the “Coinbase PBA”) between iShares Staked Ethereum Trust ETF (“Client”) and Coinbase, Inc. (“Coinbase”) as agent for itself and the Coinbase Entities, sets forth the terms pursuant to which Client may instruct Coinbase to make certain Digital Assets held by Coinbase for Client in the Vault Account and credited to the Vault Balance available for staking, validation, or delegation (“Staking”) by one or more validators (each, a “Validator”).

This ETH Staking Addendum shall amend and be incorporated into the Coinbase PBA. In the event of any inconsistency or conflict between the terms and conditions of this ETH Staking Addendum and the Coinbase PBA, the terms and conditions of this ETH Staking Addendum shall prevail.

1.	Definitions. Any capitalized terms used not defined herein shall have the meaning set forth in the Coinbase PBA.

a.	“Approved Validator” means, in relation to any Eligible Digital Asset, any staking services provider identified as such in Annex A, as amended from time to time.

b.	“Eligible Digital Assets” means any Digital Assets set forth on Annex A, as amended from time to time.

c.	“ETH” means the currency code for ether.

d.

“Rewards” means with respect to each Staked Digital Asset, all on-chain staking rewards of any type whatsoever on the underlying blockchain network or protocol awarded in respect of such Staked Digital Asset as a result of Staking, including, without limitation, block rewards, proposer awards, attestation rewards, endorser rewards, transaction confirmation rewards, and transaction fees, which may be distributed by the underlying blockchain network or protocol via a combination of on-chain payments to wallet addresses owned by the Client.

e.

“Slashing” means any blockchain network or protocol-level penalty that permanently reduces, burns, or otherwise confiscates Staked Digital Assets or their associated Rewards on a proof-of-stake network as a consequence of validator misbehavior, negligence, inaction, failure to meet any network or protocol standards, or invalid participation. Illustrative triggers include but are not limited to equivocation (e.g., double-attesting or surround-voting on Ethereum); duplicate block production or other conflicting vote behavior; and extended downtime, invalid signatures, or protocol-defined malicious activity, that results in an on-chain deduction of stake.

f.

“Slashing Loss” means any Staked Digital Assets that are subject to Slashing or otherwise reduced or withdrawn from a wallet based on the instruction or operation of the network or protocol in connection with Staking services.

2.

Staking Services. Subject to the terms of this ETH Staking Addendum, Client may instruct Coinbase to make Eligible Digital Assets in the Vault Account and credited to the Vault Balance available to an Approved Validator for Staking. Any such instruction (a “Staking Instruction”) shall be transmitted via the application programming interface(s) provided by Coinbase, or on a mutually agreed medium. For the avoidance of doubt, Client is not required to instruct Coinbase to make any assets available for Staking to any Approved Validator, and Client shall determine the amount of assets to engage in Staking (or unstaking) at any time and from time to time in its sole discretion. Client may issue an instruction to reduce the amount of Staked Digital Assets (an “Unstaking Instruction”). Staking and any other services provided under this ETH Staking Addendum are Custodial Services under the Coinbase PBA. For all of Client's Staked Digital Assets (as defined below), Coinbase (and Coinbase Custody, as applicable) represents, warrants, and covenants that Client's Staked Digital Assets shall remain in the blockchain address associated with Client's segregated Vault Account held with Coinbase Custody at all times, except that, Coinbase shall ensure that, upon receiving the Staking Instruction from Client, Coinbase will commence the transfer of the Instructed Amount (as defined below) of Client's Staked Digital Assets from Client's Vault Account and for deposit in the Ethereum network's official staking deposit contract address located at 0x00000000219ab540356cBB839Cbe05303d7705Fa (the "Protocol Staking Deposit Contract Address") as of the time specified in such Staking Instruction, except for any Network Restrictions (as defined below). Coinbase shall ensure that, upon receiving an Unstaking Instruction from Client, the unstaking process for the Instructed Amount (including for the avoidance of doubt, any Rewards) is initiated as promptly as possible in accordance with the SLA, except for any Network Restrictions.

3.

Staking Instructions. Any Staking Instruction or Unstaking Instruction shall contain, at a minimum, the following information: (i) the designated portfolio (giving Client the ability to select which Approved Validator Client wishes to engage in Staking of assets with, or unstaking of Staked Digital Assets (as defined below) from, respectively), (ii) the type and quantity of Eligible Digital Assets to be made available or unavailable to an Approved Validator for Staking (the “Instructed Amount”); and (iii) unique transaction identifiers, one assigned for Coinbase and one assigned by BlackRock. Client may also instruct Coinbase to terminate an agreement with an Approved Validator pursuant to the terms thereof, and Coinbase shall give effect to such instructions from Client. A Staking Instruction or Unstaking Instruction may specify the Instructed Amount as a percentage of all Eligible Digital Assets of that type credited to the Vault Balance. Any Eligible Digital Assets made available to Coinbase or an Approved Validator pursuant to this ETH Staking Addendum (“Staked Digital Assets”) will remain credited to the Vault Balance (except to the extent debited as a result of any Slashing Loss). If at any time Staked Digital Assets do not comply with any denomination, minimum size, or similar standard programmatically enforced requirements of the blockchain network or protocol and which applies to all stakers of assets, Client shall be deemed to have issued a Staking Instruction or Unstaking Instruction in relation to such Staked Digital Assets or other Digital Assets credited to the Vault Account as Coinbase reasonably determines necessary to comply with such requirements. Notwithstanding the foregoing, Coinbase must notify the Client of the non-compliance of the Staked Digital Assets as soon as reasonably possible. Further, Coinbase shall not, and shall ensure any Approved Validator shall not, commingle or pool Client's Staked Digital Assets with the digital assets of any other person, and each validator keypair associated with Client's Staked Digital Assets shall only be associated with Client's Staked Digital Assets and not the assets of any other person. To the extent Client's Staked Digital Assets are transferred by Coinbase to the Protocol Staking Deposit Contract Address in connection with a Staking Instruction, such Staked Digital Assets shall not be deemed commingled or pooled for purposes of this section, provided that any validator keypair associated therewith is associated only with Client's Staked Digital Assets.

4.	Approved Validator Services Agreements.

a.

For any Eligible Digital Asset and Approved Validator pair for which staking is specified on Annex A, Client’s decision to engage the Staking services of such Approved Validator shall be subject to the terms and conditions set forth in the corresponding Approved Validator Service Agreement (defined below), each attached hereto as a Schedule.

b.

Coinbase has entered into pre-existing agreements (and may enter into additional agreements after the date hereof) with each Approved Validator that governs the terms on which the Approved Validator provides Staking to all clients of Coinbase, including, but not limited to Client, (any such agreement, as amended, modified or supplemented, the “Pre-Existing Agreement”). In addition Coinbase, has entered or will enter into an agreement specific to the Client with each Approved Validator pursuant to which such Approved Validator has agreed to provide Staking and validation services to Client, subject to the terms of the corresponding agreement (an "Approved Validator Service Agreement"). The parties acknowledge and agree, and Coinbase shall ensure, that in the event of any inconsistency or conflict between the terms and conditions of any Pre-Existing Agreement and an Approved Validator Service Agreement, the terms and conditions of the Approved Validator Service Agreement shall prevail. For the avoidance of doubt, only Client and no other person may provide Staking Instructions and Unstaking Instructions relating to Client's Digital Assets. All Approved Validator Service Agreements must be approved in writing by the Client before their effective date. If Coinbase or an Approved Validator makes any amendments to an Approved Validator Service Agreement, the Client must be notified and must approve the amendment at least 10 days before the amendment's effective date. Any amendment not approved by Client shall be null and void and of no force and effect as to Client and Client's Staked Assets, and the version of the Approved Validator Service Agreement approved by Client shall remain in effect as to Client and Client's Staked Assets. If requested by Client, Coinbase shall reasonably cooperate with Client in negotiating, evaluating, and implementing, acting in good faith any Client requested amendments to Approved Validator Service Agreements as it relates to Approved Validator obligations, including, at Client's request, for Client to be designated a third-party beneficiary in respect thereof.

c.

Coinbase and the relevant Approved Validator are the principals to each Approved Validator Service Agreement and Pre-Existing Agreement. Coinbase shall take all actions required under the Approved Validator Service Agreement and Pre-Existing Agreement to effectuate staking and unstaking Client’s Eligible Digital Assets. Coinbase shall terminate any Approved Validator from providing services to Client immediately upon Client's instruction to do so. In the ordinary course, Coinbase, shall treat any termination instruction as an Unstaking Instruction as to Client's Staked Digital Assets associated with that Approved Validator. Notwithstanding the foregoing, if Coinbase is unable to effect such termination as an Unstaking Instruction, then Client shall provide a separate Unstaking Instruction concurrently with the termination instruction.

d.

In the event that an Approved Validator breaches the Approved Validator Service Agreement, Client may request in writing that Coinbase (i) enforce the Approved Validator Service Agreement or (ii) otherwise exercise any rights or remedies on behalf of Staking Clients, in each case in relation to such breach (an "Enforcement Request"). While Coinbase shall diligently pursue any claims against Approved Validators in accordance with this Section 4 and Section 6 hereunder, including in response to an Enforcement Request, nothing shall prevent Client from taking any action or enforcing any right or claim of Client against Approved Validator in relation to such breach as Client, in its sole discretion, shall deem necessary. Client further agrees that Coinbase shall not have any responsibility whatsoever for an Approved Validator’s performance of any obligations under the Approved Validator Service Agreement, or for any action or inaction of any such Approved Validator. Except as otherwise set forth in this ETH Staking Addendum, Coinbase makes no representation as to the fitness, capacity, or ability of any Approved Validator to perform services or comply with the terms of any Approved Validator Service Agreement or Pre-Existing Agreement. Nothing in this paragraph shall relieve Coinbase of its obligations under this ETH Staking Addendum, any Pre-Existing Agreement or any Approved Validator Service Agreement.

5.

Use of Confidential Information. Client agrees that, to the extent necessary solely to provide the services under this ETH Staking Addendum, Coinbase may disclose Client’s Confidential Information to any Approved Validator, provided that such Approved Validator is informed of, and agrees to be bound by obligations of confidentiality no less restrictive than those set forth in the Coinbase PBA.

6.	Location of Staked Assets, Protocol-Designated Smart Contracts.

a.

For the avoidance of doubt, Coinbase shall abide by the standard of care specified in Section 22 of the Coinbase PBA in discharging its obligations under this ETH Staking Addendum, and, further, Coinbase shall be subject to the limitations of liability as set forth therein. For the avoidance of doubt Coinbase (or Coinbase Custody, as applicable) is responsible for losses suffered by Client resulting from Coinbase's (or Coinbase Custody's, as applicable) errors in executing a Staking Instruction or Unstaking Instruction (e.g., if Coinbase or Coinbase Custody erroneously sends Client's Staked Digital Assets to the wrong destination address).

b.	Approved Validator Management and Liability.

i.

Onboarding and Monitoring. Coinbase shall be responsible for the duration of this ETH Staking Addendum for performing the initial review of each Approved Validator’s suitability to provide the staking services hereunder and under the Pre-Existing Agreement and the Approved Validator Services Agreement that Coinbase enters with such Approved Validator (and including, for the avoidance of doubt, entering into an Approved Validator Services Agreement with such Approved Validator). Following such review, Coinbase shall be responsible for the onboarding and ongoing monitoring thereof in accordance with Coinbase’s internal procedures, based on the Approved Validator's implementation of industry best practices, including with respect to cybersecurity and safeguarding of Client's Staked Digital Assets from loss, hacking or misappropriation while engaged in Staking with such Approved Validator, and the Approved Validator's design and implementation of policies and procedures to ensure compliance with legal and regulatory requirements applicable to such Approved Validator in the conduct of its business. Coinbase shall conduct, at minimum, an annual review of each Approved Validator’s suitability to provide staking services.

ii.

Third-Party Risk Management. Coinbase will maintain an appropriate level of supervision of each Approved Validator and make appropriate enquiries, periodically, to confirm that the obligations of the Approved Validator continue to be adequately discharged. Coinbase represents, warrants and covenants that each Approved Validator is and will continue to be subject to a third party risk review in accordance with Coinbase’s Third Party Risk Management Policy, including but not limited to the review of the Approved Validators network and data security, financial wherewithal and insurance coverages.

iii.

Pursuit of Claims. In the event of a material breach or failure to perform by an Approved Validator, Coinbase will use commercially reasonable efforts to pursue claims against such Approved Validator and pass on any damages awarded by the court to the Client. Without prejudice to Coinbase's responsibilities under the foregoing sentence, Coinbase shall, acting in good faith, have final authority and sole discretion over the decision to initiate, manage, or settle any such legal proceedings. Any legal proceedings initiated at the specific request of the Client shall be subject to a separate agreement regarding the allocation of costs and expenses, which shall be borne by the Client unless otherwise agreed in writing. For the avoidance of doubt, nothing in this paragraph shall apply to, limit, or restrict Client's ability to pursue Coinbase with respect to Coinbase’s breach or failure to perform.

iv.

Standard of Care and Limitation of Liability. Notwithstanding anything to the contrary in this ETH Staking Addendum or the Coinbase PBA, Coinbase is not a guarantor of any Approved Validator’s performance and shall have no liability for any losses, including but not limited to Slashing Penalties or loss of Staked Digital Assets, resulting from the acts, omissions, or insolvency of an Approved Validator and as otherwise set forth in this ETH Staking Addendum or in an Approved Validator Schedule. Without prejudice to the foregoing, Coinbase shall not have any liability under Sections 6(b)(i)-(iii) unless, such loss results from Coinbase’s failure to act in accordance with the standard of care and liability standards specified in Section 22 of the Coinbase PBA, in each case, and for the avoidance of doubt, subject to the liability exclusions and limitations contained therein.

c.

Coinbase will provide each Approved Validator with information and access to the relevant Staked Digital Assets and the associated on-chain wallet solely for the purposes of providing Staking services for such Staked Digital Assets.

d.

Upon request, Coinbase will provide Client with certain information, as reasonable under the circumstances, regarding the performance and reliability of the Approved Validator (i.e., Approved Validator's Rewards earned, participation rate, and slashing history), to enable Client to evaluate whether to allocate Staked Digital Assets of Client to such Approved Validator, provided that the foregoing obligation shall not be deemed to require disclosure of other client information in circumvention of Coinbase’s confidentiality obligations.

e.

Client acknowledges, understands, and agrees that certain blockchain networks or protocols may require Staked Digital Assets to be transferred on-chain to specified smart contracts that are not owned or controlled by Coinbase (a “Protocol-Designated Smart Contract”) and that Coinbase may not have the ability to control, direct, modify, or otherwise affect any such Protocol-Designated Smart Contracts. Client hereby consents to Coinbase or any Approved Validator transferring any Staked Digital Assets to a Protocol-Designated Smart Contract in accordance with Client's Staking Instruction or Unstaking Instruction, but only in conformity therewith.

f.

There is no assurance that any Approved Validator, Protocol-Designated Smart Contract, or blockchain network or protocol will be available, function, or operate as expected. Client may not receive any rewards regardless of the amount of time or the number of Eligible Digital Assets that Client instructs Coinbase to make available to an Approved Validator. Coinbase bears no responsibility whatsoever with respect to any decision made by Client to make Eligible Digital Assets available for Staking, instructing the use of any Approved Validator, or any losses, damages, or liabilities arising therefrom; provided that nothing in this paragraph shall relieve Coinbase of its obligations under this ETH Staking Addendum.

g.

Coinbase shall: (i) enter into agreements with each Approved Validator that are legally binding and enforceable; (ii) require each Approved Validator to represent to Coinbase that it possesses and maintains the licenses and authorizations required for its business and has implemented a program reasonably designed to comply with applicable laws, including AML Laws and Sanctions Laws, including, at minimum and without limitation, policies, procedures, and controls to identify and prevent transactions involving addresses or wallets designated by Sanctions Laws from being confirmed or processed into blocks by the Approved Validator (as well as preventing the receipt of fees in connection therewith), and to conduct periodic testing and audits to measure the effectiveness of such controls and remediate any identified issues; (iii) require each Approved Validator to maintain an information security program consistent with its internal policies and designed to protect Staked Digital Assets; and (iv) require that each Approved Validator provide information reasonably necessary for the Client’s regulatory compliance, provided that Coinbase shall not be liable for any Validator’s failure or refusal to provide such information so long as Coinbase acts in accordance with the terms of any Enforcement Request.

7.

Network Restrictions. Client acknowledges, understands, and agrees that certain blockchain networks and protocols impose programmatic bonding, unbonding, warm-up, lockup, or similar restrictions for all assets staked directly on such networks and protocols as a class, which are not under Coinbase's or its affiliates' control (collectively, “Network Restrictions”) , and that Client’s ability to issue instructions to Coinbase in relation to Staked Digital Assets may accordingly be subject to such Network Restrictions. As a result, Client may be unable to transfer, sell, use, or dispose of Staked Digital Assets for a period of time while such Network Restrictions persist. Client further acknowledges, understands, and agrees that it has made its own independent investigation, review, and analysis of the applicable Network Restrictions of each Staked Digital Asset. Although Coinbase or one of its affiliates may provide liquidity or otherwise make unstaked Digital Assets available to certain clients either directly or indirectly, Coinbase makes no assurance or commitment whatsoever that it will make or endeavor to make any such resources available to Client or otherwise facilitate the ability of Client to address any liquidity needs arising from Staking. Coinbase shall be responsible for ensuring that Client is able to transfer, sell, use, or dispose of Staked Digital Assets as promptly as permitted by such Network Restrictions.

8.	Rewards and Fees.

a.	Fees and Compensation.
i.

Staking Services Fee. Client agrees to pay Coinbase a fee (the “Staking Fee”) for its services and those of the Approved Validators. The Staking Fee shall be calculated as a percentage of Rewards earned by the Client during each calendar month as set forth in Annex B; for the avoidance of doubt, if no Rewards are earned, no Staking Fee shall be due, and there is no minimum Staking Fee.

ii.

Payment Terms. The Staking Fee shall only be charged on Rewards and not the underlying Staked Assets. Client will remit a pro-rata portion of the fee daily, in arrears, and will ensure that, by the end of each calendar month, Coinbase has received payment in full of the amount invoiced for that month pursuant to this ETH Staking Addendum.

iii.

Exclusive Compensation. Coinbase shall ensure that the agreements it has in place with Approved Validators specify that the Staking Fee constitutes the sole and exclusive form of compensation to which Approved Validators are entitled in connection with Staking Client's Digital Assets

iv.

Ownership of Assets. Client owns all right, title and interest in and to all Staked Assets, and all Rewards (net of the Staking Fee), at all times. Coinbase does not claim any ownership interest in such assets by virtue of providing the services described in this Addendum. For the avoidance of doubt, Coinbase acknowledges that it is acting as securities intermediary for Client, and Section 9 (Nine) (Opt-In to Article 8 of the Uniform Commercial Code) of the Coinbase PBA shall continue to apply in all respects, in connection with Staked Digital Assets and Staking conducted pursuant to this ETH Staking Addendum.

b.

In the event any network or protocol distributions in the form of supported Digital Assets are transferred to a wallet address controlled by Coinbase in connection with Client’s Staked Assets, Coinbase will credit the distributions to Client’s Vault Account. For the avoidance of doubt, Coinbase will not be permitted to retain any portion of such distributions and the distributions will not constitute Staked Digital Assets except to the extent (i) distributions automatically form part of the associated Staked Digital Assets under the rules of the underlying blockchain network or Protocol or (ii) instructed by Client pursuant to a separate Staking Instruction.

c.

Client acknowledges, understands, and agrees that all Rewards are calculated and disbursed by the underlying blockchain network or protocol, and Coinbase shall not be liable to Client for any errors, losses, or lost rewards at the protocol level due to no fault of Coinbase. These include, without limitation, any losses due to changes to the underlying blockchain network or protocol, “double spend”, “51%” or other attacks, hard or soft forks, software bugs, errors, technical difficulties, or scheduled network upgrades or maintenance activities.

d.

Coinbase does not guarantee that any Rewards shall be awarded by the underlying blockchain network or protocol, regardless of the amount of Staked Digital Assets or length of time subject to Staking. Participation in any Staking activities and use of any Approved Validator is done at Client’s discretion, subject to Coinbase’s obligations related to Approved Validators set forth under this ETH Staking Addendum.

9.	Slashing Coverage. Client acknowledges, understands, and agrees that:

a.

With respect to certain blockchain networks or protocols, Staked Digital Assets may be subject to reduction penalties by the network or protocol due to failure to meet specified network or protocol standards by an Approved Validator (e.g., due to “double-signing” or extended downtimes). Any Staked Digital Assets that are subject to slashing or otherwise reduced or withdrawn from a wallet based on the instruction or operation of the network or protocol (“Slashing”) will be debited from the Vault Account.

b.

In certain circumstances, such as a Slashing event, error, or other loss, or indemnification, an Approved Validator may make compensatory or other payments to Coinbase for the benefit of one or more Staking Clients that have engaged such Approved Validator for Staking services. In the event the Approved Validator makes such compensatory or other payments to Coinbase under an applicable Preexisting Agreement, Coinbase will allocate such payments to Staking Clients in accordance with the agreement or instruction of the Approved Validator, including any terms included in such applicable Preexisting Agreement, or in the absence of any of the forgoing, pro rata to Staking Clients that have engaged such Approved Validator to provide Staking services based on the quantum of the Eligible Digital Assets subject to Staking with such Validator. In the event the Approved Validator makes the foregoing compensatory or other payments to Coinbase under an Approved Validator Service Agreement specific to the Client, Coinbase acknowledges such payments are the exclusive property of Client in their entirety, and Coinbase shall remit the entire amount of such payments to Client, with no deduction therefrom for any other persons. Client acknowledges, understands, and agrees that such payment may not be in an amount that recovers all Slashed or otherwise lost Digital Assets.

c.

Client acknowledges and agrees that Coinbase’s role with respect to such payments is strictly as a pass-through intermediary. Coinbase shall have no liability or obligation to indemnify Client for any Slashing, error by the Approved Validator, or loss by such Approved Validator, in each case, outside of Coinbase's control, nor for any failure of an Approved Validator to provide sufficient compensatory payments to cover such losses. Client understands that any recovery of lost Rewards is dependent solely on the Approved Validator’s performance and payment, and Coinbase is not responsible for any shortfall between the amount of the lost Rewards and the amount actually paid by the Approved Validator.

10.	Acknowledgements. The Parties acknowledge, understand, and agree as follows:

a.

Subject to Section 20(b) hereto, Coinbase shall act reasonably in determining the scope of Approved Validators and Eligible Digital Assets from time to time. Client will choose which Approved Validator to use for Staking of its Digital Assets.

b.

Approved Validators may or may not be affiliated with, owned by, or controlled by Coinbase or any of its affiliates. Coinbase acknowledges that it may have actual or potential conflict of interests in connection with the staking services offered by Coinbase and its affiliates and those offered by Approved Validators and, in accordance with Section 2 of the PBA, Coinbase has in place certain policies and procedures in place that are designed to mitigate such conflicts.

c.

Unstaking Staked Digital Assets may be subject to waiting periods due to network congestion, Network Restrictions, and other network-related unstaking process requirements. Coinbase may, for convenience, provide Client with an estimate of the length or nature of any Network Restrictions or other anticipated delays, including how much time following Coinbase’s processing of an Unstaking Instruction it will take to “un-stake” or “unbond” a Staked Digital Asset. However, these estimates are strictly for informational purposes, are not a commitment or representation of Coinbase, and Coinbase shall in no way be liable if the actual length or nature of any Network Restriction or other delay differs from that estimated by Coinbase.

d.

In case of any future upgrade to a blockchain network or protocol, Client understands that Client may lose all, or a portion of, its Staked Digital Assets, and Coinbase will not be responsible for any loss of such Staked Digital Assets in such a circumstance to the extent Coinbase has performed its obligations under this Agreement regarding such Staked Digital Asset.

e.

Certain blockchain networks or protocols may impose minimum allocation requirements. Client is solely responsible for understanding such requirements, and Coinbase will not be responsible for any loss of Staked Digital Assets or Rewards in connection with such requirements or changes thereto.

f.	Coinbase or an Approved Validator may be required to create additional wallets to facilitate a network or protocol upgrade or enable receipt of certain Rewards.

g.

Except as set forth herein or an Approved Validator Schedule and to the extent Coinbase meets its obligations in Section 6.a, Coinbase will not provide any compensation for any Slashing penalties or missed Rewards, or other losses that arise out of or in connection with Client’s Staking.

h.	Client understands the legal and technical requirements associated with the Staking of a particular Eligible Digital Asset on the blockchain associated with such Eligible Digital Asset.

i.

Coinbase shall not be liable for the failure of any Approved Validator to abide by the terms of an Approved Validator Schedule or the terms set forth therein so long as such failure does not arise from Coinbase’s negligence, fraud, breach, material violation of applicable law, or willful misconduct.

11.

Representation and Warranties. Each of the representations, warranties, and covenants contained in the Coinbase PBA shall apply to this ETH Staking Addendum mutatis mutandis. Each party hereby represents and warrants that: (a) this ETH Staking Addendum constitutes a valid and binding obligation and is enforceable against it in accordance with its terms; (b) it is duly organized, validly existing, and in good standing under the laws and regulations of its jurisdiction of incorporation, organization, or chartering; (c) it has the full right, power and authority to enter into this ETH Staking Addendum; and (d) it has policies and procedures in place to maintain full compliance with all applicable laws, rules, and regulations to the extent relevant and material to its performance hereunder in each jurisdiction in which it operates.

12.

Taxes. Client is solely responsible for the payment of all applicable taxes, if any, to which the Client’s share of the Rewards might be subject. Client agrees to indemnify and hold the Coinbase Parties harmless against any and all liabilities, costs and expenses (including reasonable legal and accounting fees) (collectively, the “Losses”) in connection with any such taxes, including penalties, duties, and interest levied by any tax authority on such Rewards; it being understood that the Coinbase Parties are not entitled to indemnification from Client for any taxes that the Coinbase Parties incur with respect to the Staking Fee. Client hereby represents that it has consulted with any tax adviser that it deems advisable in connection with Staking, including the receipt of Rewards, and that it is not relying on Coinbase or a Validator for any tax advice.

13.

Indemnity. The terms of this ETH Staking Addendum, and any services provided by Coinbase hereunder, shall be subject to the indemnity in the Coinbase PBA. In addition, Coinbase shall defend, indemnify, and hold harmless Client, its affiliates and their respective officers, directors, agents, employees and representatives from and against any and all third party Claims and Losses to the extent arising out of or relating to Coinbase’s breach of its obligations in this ETH Staking Addendum. For the avoidance of doubt, Approved Validators are not "agents" of Coinbase for purposes of the Client's indemnification obligation of Coinbase and its affiliates in Section 21.1 of the Coinbase PBA, and Client assumes no indemnification obligation to Coinbase or its affiliates in respect of Approved Validators.

14.	Term and Termination.

a.	The term of this ETH Staking Addendum commences on the date hereof and shall continue until terminated in accordance with the PBA.

b.

Either party may terminate this ETH Staking Addendum upon at least 180 days’ written notice to the other party; provided that a party may terminate this addendum within such timeframe, upon written notice, as may be required by applicable law, and provided that Client may terminate this addendum within such timeframe, upon written notice, if Client reasonably perceives a risk to the safety or security of Client's Digital Assets, or a heightened risk of legal or regulatory non-compliance in connection with Staking.

c.	A termination of this ETH Staking Addendum by Client shall constitute an immediate Unstaking Instruction in respect of all Staked Digital Assets.

15.

Relationship. Coinbase and the Client are independent contractors. Neither party is authorized to bind the other party to any liability or obligation or to represent that it has any authority to do so. Except otherwise expressly provided in this ETH Staking Addendum, neither party will make any representations, warranties, statements, or commitments on behalf of the other party.

16.	Notices. All notices and other communications required or permitted under this ETH Staking Addendum will be made in accordance with the notice provisions of the PBA.

17.	Force Majeure. The force majeure provision in the Coinbase PBA shall apply to the services provided by Coinbase hereunder.

18.	Amendments.

a.	Unless otherwise provided herein, any amendment to this ETH Staking Addendum must be in writing and signed by Client and Coinbase.

b.

Notwithstanding Section 20.a, Coinbase may amend Annex A if reasonably necessary as part of Coinbase’s obligations in Section 6.a upon notice to Client; provided that the removal of any Eligible Digital Asset or Approved Validator shall only be effective 180 calendar days after notice to Client, except to the extent Coinbase determines that more immediate effectiveness is necessary for regulatory, legal, security, technological, or customer protection, or is required by the relevant blockchain network or protocol, in which case written notice shall be provided promptly upon Coinbase making such determination. If Coinbase removes any Approved Validator, Coinbase shall use commercially reasonable efforts to work with BlackRock to diligence, onboard and integrate replacement Approved Validators to ensure there are at least three Approved Validators at any given time.

19.

Miscellaneous. All terms and conditions of the Coinbase PBA, as supplemented by this ETH Staking Addendum, shall remain in full force and effect, unless expressly modified and amended hereby. Client agrees that this ETH Staking Addendum is the complete and exclusive statement of the mutual understanding of the parties, and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this ETH Staking Addendum, including but not limited to any prior staking services addenda between Client and Coinbase. Headings in the addendum are for reference purposes only and will not affect the interpretation or meaning of the ETH Staking Addendum or Coinbase PBA.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this ETH Staking Addendum to be executed on the date set forth below by its duly authorized officers.

COINBASE, INC.

By:	/s/Kevin Johnson
Name:	Kevin Johnson
Title:	VP, Sales and Trading
Date:	April 13, 2026

CLIENT: ISHARES STAKED ETHEREUM TRUST ETF, as Client, by BLACKROCK FUND ADVISORS, acting on behalf of Client and solely in its capacity as Agent

By:	/s/Bryan Bowers
Name:	Bryan Bowers
Title:	Managing Director
Date:	April 13, 2026

ANNEX A

ANNEX B